United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 30, 2010

OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080
(Address of principal executive offices)

Registrant's telephone number, including area code: (650) 635-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[_]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

As previously reported, OXiGENE, Inc. (the “Company”) began to sell shares of its common stock, $0.01 par value per share (the “Common Stock”) on August 11, 2010 pursuant to the At Market Issuance Sales Agreement dated July 21, 2010, between the Company and McNicoll, Lewis & Vlak LLC (the “ATM Sales”).

Also as previously reported, in March 2010, the Company entered into a definitive agreement with institutional investors to sell shares of its Common Stock and four separate series of warrants to purchase Common Stock in a private placement (the “PIPE”). The Series A, B and C warrants issued in the PIPE transaction (collectively, the “Warrants”) contain “full ratchet” anti-dilution protections, which provide that the exercise price of the Warrants will be adjusted downwards, and the number of shares of Common Stock underlying the Warrants will be adjusted upwards, in the event that the Company issues securities at a price that is below the then-current exercise price of the Warrants.

As a result of ongoing ATM Sales, the anti-dilution protections of the Warrants have caused further changes in the numbers of shares of Common Stock underlying, and the exercise prices of, the Warrants, as follows:

The Series A Warrants, which were initially exercisable for an aggregate of 6,578,945 shares at an exercise price of $1.52 per share, are now exercisable for an aggregate of 35,701,520 shares at an exercise price of $0.2801 per share, for an aggregate exercise price of $10 million. The Series A Warrants will expire on March 11, 2015 if not exercised on or before that date.

The Series B Warrants, which were originally exercisable for an aggregate of 6,578,945 shares at an exercise price of $1.14 per share, are now exercisable for an aggregate of 26,776,138 shares at an exercise price of $0.2801 per share for an aggregate exercise price of $7.5 million.  The Series B Warrants will expire on October 12, 2010 to the extent not exercised on or before that date.

The Series C Warrants, which were originally exercisable for an aggregate of 6,578,945 shares at an exercise price of $1.14 per share, are now exercisable upon certain conditions for an aggregate of 26,776,138 shares at an exercise price of $0.2801 per share for an aggregate exercise price of $7.5 million. One Series C Warrant held by a PIPE investor will become exercisable for every Series B Warrant that is exercised by that investor. To the extent that any Series C Warrants become exercisable, they will expire on June 30, 2015 if not exercised on or before that date.

To the extent the Series B Warrants are not exercised in whole or in part on or before October 12, 2010, up to 53,553,276 common shares currently issuable under the Series B and C Warrants will cease to be issuable on that date.

The Series D Warrants issued in the PIPE do not contain anti-dilution protections, and accordingly were not affected by the ATM Sales.

In the event that the Company issues shares of Common Stock at a price per share that is below $0.2801 prior to the expiration dates of the Warrants, the anti-dilution protections of the Warrants will cause a further decrease in the exercise price of any outstanding Warrants and a further increase in the number of shares of Common Stock underlying any outstanding Warrants. The Company expects to make further ATM Sales from time to time, subject to market conditions and the Company’s cash requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.

Date: August 30, 2010	/s/ Peter J. Langecker
By: Peter J. Langecker
Its: Chief Executive Officer